Exhibit T3C.2

TRUST INDENTURE

Dated as of ●, 2020

Among

SHERRITT INTERNATIONAL CORPORATION,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

AST TRUST COMPANY (CANADA)

as Trustee

10.75% UNSECURED PIK OPTION NOTES DUE 2029

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(continued)

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(continued)

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(continued)

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Page
Exhibit A	Form of Global Note

Reconciliation and tie between U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”) and Trust Indenture, dated as of ●, 2020

Trust Indenture Act Section	Indenture Section
§ 310(a)	7.09(a)
(b)	7.09(b)
§ 311	6.12(2)
§ 312	2.05
§ 313	4.04(c)
§ 314(a)	4.03; 4.04
(c)(1) and (2)	12.03
(e)	12.04
§ 315(a)	7.01(b)
(b)	7.05
(c) and (d)	7.01(a) and (c)
(e)	6.14
§ 316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(b)	6.07
(c)	1.04(e); 9.03
§ 317(a)	6.08; 6.12(1)
(b)	2.04
§ 318	12.18

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TRUST INDENTURE, dated as of ●, 2020, among Sherritt International Corporation, a corporation continued under the laws of Canada (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and AST Trust Company (Canada), as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of and issuance of $75,000,000 aggregate principal amount of 10.75% unsecured PIK option notes due 2029 (collectively with any amount of PIK Interest (as defined herein) added thereon, the “Notes”); and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture; and

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Ambatovy Joint Venture” means the joint venture in respect of the Ambatovy Project carried on by Ambatovy Minerals S.A. and Dynatec Madagascar S.A. and their respective successors and assigns from time to time.

“Ambatovy Project” means the assets, business and operations consisting of the Ambatovy project in Madagascar.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws of Canada or the United States of America (including Title 11, United States Code) or other insolvency law in applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depository or a Participant.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) a committee of the Board of Directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Only Form”, when used with respect to the Notes, means Global Notes certified and delivered under the Book Entry System.

“Book-Entry System” means the record entry and securities transfer and pledge system, which is administered by the Depository in accordance with the operating rules and procedures of its securities settlement service for book-entry only notes in force from time to time, or any successor system.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Toronto, Ontario are authorized or required by law to close.

“Canada Bond Yield” means, on any date, the bid yield to maturity on such date compounded semi-annually which a non-callable non-amortizing Government of Canada nominal bond would be expected to carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term of the Notes to [●], 2023 on such date, as determined by the Company based on a linear interpolation of the yields represented by the arithmetic average of bids observed in the market place at or about 11:00 a.m. (Toronto time), on the relevant date for each of the two (2) outstanding non-callable non-amortizing Government of Canada nominal bonds which have the terms to maturity which most closely span the remaining term of the Notes to [●], 2023 on such date, where such arithmetic average is based in each case on the bids quoted to an independent investment dealer acting as agent of the Company by two (2) independent registered members of the Investment Industry Regulatory Organization of Canada selected by the Company (such independent registered members to be acceptable to the Trustee, acting reasonably), calculated in accordance with standard practice in the industry.

“Canada Yield Price” means the price as determined by an independent investment dealer selected by the Company (such independent investment dealer to be acceptable to the Trustee, acting reasonably), as of the Business Day immediately preceding the day on which the notice of redemption for prepayment is given, equal to the sum of the present values of (a) 100% of the principal amount of the Notes redeemed, plus (b) all scheduled interest payments due on the redeemed Notes through [●], 2023 (not including any portion of the scheduled payments of interest accrued as of the relevant redemption date) discounted to the relevant redemption date on a semi-annual basis (assuming a 365-day year) at the discount rate equal to the sum of the Canada Bond Yield for such Notes and the Canada Yield Spread.

“Canada Yield Spread” means 1.00% (or 100 basis points) per annum.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Ontario, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“CDS” means CDS Clearing and Depository Services Inc. and its successors.

“Change of Control” means:

(1) any Person or group or Persons acting jointly or in concert (any such group, a “Group”) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation, amalgamation, arrangement or purchase of all or substantially all of its assets); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation, amalgamation or arrangement), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or Group (other than to one or more Wholly-Owned Restricted Subsidiaries); or

(4) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“CNWL Spain” means CNWL Oil (Espana), S.A., a company formed under the laws of Spain, and its successors.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually produced or used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the recitals hereto or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting (other than the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Persons), provided that:

(a) the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution, or as a principal payment, shall be included in Consolidated Net Income; and

(b) the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or its Restricted Subsidiary;

(2) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(3) any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(4) any extraordinary, unusual or non-recurring gain or loss;

(5) any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(6) any net income or loss included in the consolidated statement of operations with respect to non-controlling interests;

(7) the cumulative effect of a change in accounting principles;

(8) consolidated impairment charges;

(9) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(10) any net gain or loss resulting in such period from currency translation gains or losses; and

(11) interest income, to the extent accrued but not paid in cash, on Joint Venture Loans (other than the MOA Joint Venture Loan, provided that the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of the MOA Joint Venture).

For the avoidance of doubt, an amount equal to the proportionate interest of the Company in the net income (loss) for such period of the MOA Joint Venture and any other Joint Venture (such net income (loss) to be determined with the same additions and subtractions as are provided for in clause (1) through clause (10) above) will be included in such Consolidated Net Income, provided that on the date of determination the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Joint Venture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company: (1) who was a member of such Board of Directors on the Issue Date or (2) whose election or nomination for election to such Board of Directors was not opposed by a majority of the Continuing Directors who were at the time of such nomination or election members of such Board of Directors.

“Corefco” means The Cobalt Refinery Corporation Inc.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at 1 Toronto Street, Suite 1200, Toronto, Ontario M5C 2V6, or such other address as the Trustee may designate from time to time by notice to the Holders of the Notes and the Company, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders of the Notes and the Company).

“Credit Facility” means the second amended and restated credit agreement dated as of January 31, 2018 among the Company, as borrower, ICCI and Corefco, as guarantors, National Bank of Canada, as administrative agent, and the lenders party thereto from time to time, as amended to the Issue Date, and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including to change the borrowers or increase the amount loaned thereunder).1

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto, as applicable, except that such Note shall not have the Global Note Legend.

“Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depository with respect to the Notes and any and all successors thereto appointed as Depository hereunder and having become such pursuant to the applicable provision of this Indenture.

“Energas Joint Venture” means the joint venture in respect of the Energas power plant joint venture in Cuba carried on by Energas S.A. and its successors and assigns from time to time.

“Equity Offering” means a public offering or private placement for cash by the Company of its Capital Stock, other than (x) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (y) an issuance to any Restricted Subsidiary, or (z) an offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company in good faith (including as to the value of all non-cash assets and liabilities).

“Global Note Legend” means the legend set forth on the form of Global Note attached hereto as Exhibit A, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto, issued in accordance with Article 2 hereof.

“Government Securities” means securities that are (1) direct obligations of Canada for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada the timely

[1]	To be updated as of Issue Date to reflect any additional amendment and restatement of the Credit Facility (if any).

payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada, which are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Wholly-Owned Restricted Subsidiary of the Company that is not an Immaterial Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary of the Company that provides a Note Guarantee after the Issue Date in accordance with this Indenture; provided that upon release or discharge of any Restricted Subsidiary of the Company from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“ICCI” means International Cobalt Company Inc.

“IFRS” means, at any time, international financial reporting standards as issued by the International Accounting Standards Board as in effect at such time. All ratios and computations based on IFRS contained in this Indenture will be computed in conformity with IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Company (1) the total assets of which (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) at the last day of the most recent fiscal year ending prior to the date of determination for which internal financial statements are available were less than 1.0% of the consolidated total assets of the Company and all of its Subsidiaries (after intercompany eliminations) as at the last day of such fiscal year and (2) the total revenues of which (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) for the most recent fiscal year period ending prior to the date of determination for which internal financial statements are available were less than 1.0% of the consolidated total revenue of the Company and its Restricted Subsidiaries for such period.

“incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing.

“Indebtedness” means all obligations, liabilities and indebtedness of the Company and its Restricted Subsidiaries which would, in accordance with IFRS, be classified upon a consolidated balance sheet of the Company as liabilities of the Company and its Subsidiaries.

“Indenture” means this Trust Indenture dated as of ●, 2020, among the Company, the Guarantors and AST Trust Company (Canada), as Trustee, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in advising Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Payment Date” means January 31 and July 31 of each year until the Stated Maturity of the Notes, commencing with January 31, 2021 with respect to the period from and including the Issue Date to, but excluding January 31, 2021.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Issue Date” means ●, 2020.

“Joint Venture” means each of the MOA Joint Venture, the Ambatovy Joint Venture, the Energas Joint Venture, and any other joint venture or partnership in which the Company or a Restricted Subsidiary has an equity interest from time to time, which is not a Subsidiary of the Company and which constitutes a “joint arrangement” for purposes of IFRS.

“Joint Venture Loans” means loans by the Company or a Restricted Subsidiary to a Joint Venture or to an Unrestricted Subsidiary which directly or indirectly has an equity interest in a Joint Venture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest; provided that in no event shall a lease that would have been classified as an operating lease in accordance with IFRS as in effect on the Issue Date be deemed to constitute a Lien.

“Limited Guarantee” means a Guarantee by a Person organized in a jurisdiction other than in Canada or the United States, the amount of which is limited pursuant to, or in order to comply with, applicable requirements of law in the jurisdiction of organization of the applicable Person.

“Majority Holders” means (i) the Holders of more than 50% in principal amount of Notes then outstanding in the case of any resolution in writing or (ii) in the case of a resolution passed at a meeting or an adjourned meeting duly reconvened and at which a quorum is present in accordance with the terms of this Indenture, any resolution passed or decided by the Persons (whether present in person or represented by proxy) entitled to vote at such meeting and representing a majority in principal amount of outstanding Notes represented and voting at such meeting.

“Marketing Subsidiary” means NPMMI and any successor of NPMMI, and any other direct or indirect Subsidiary of the Company formed from time to time after the date hereof to undertake marketing activities in respect of the Company’s nickel operations or Joint Ventures or other activities currently performed by NPMMI in the place of NPMMI and no other material activities.

“MMI” means Madagascar Minerals Investments Ltd., a British Virgin Islands company, and it successors.

“MOA” means Moa Nickel S.A.

“MOA Joint Venture” means MOA Nickel joint venture carried on by MOA, ICCI and Corefco and their successors and assigns from time to time.

“MOA Joint Venture Loan” means the Joint Venture Loan by the Company to the MOA Joint Venture.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non-Recourse Debt” means any Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind, other than Indebtedness secured by Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary or Joint Venture (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, Joint Venture, loan or security agreements) or (b) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary or Joint Venture (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, Joint Venture, loan or security agreements).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture or any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” has the meaning set forth in the recitals hereto, and includes any note issued or authenticated upon transfer, replacement or exchange of any Note and any increase in the principal amount thereof as a result of added PIK Interest.

“NPMMI” means New Providence Metals Marketing Inc., a Bahamas company and its successors.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian federal or provincial law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or the Corporate Secretary or Assistant Corporate Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or a Guarantor, as the case may be.

“Opinion of Counsel” means a written opinion from legal counsel who is licensed to practice in the applicable jurisdiction. The counsel may be an employee of, or counsel to, the Company or the Trustee.

“Participant” means a participant in the depository service of CDS.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

“Record Date” for the interest payable on any applicable Interest Payment Date means the fifteenth (15th) day preceding the applicable Interest Payment Date.

“Responsible Officer” means, when used with respect to the Trustee or the Paying Agent, any officer within the corporate trust department of the Trustee or Paying Agent, as the case may be, including any vice president, assistant vice president, trust officer or any other officer of the Trustee or Paying Agent, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Second Lien Notes” means the 8.50% senior second lien secured notes due 2026 issued by the Company, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Second Lien Notes Indenture” means the Trust Indenture dated as of ●, 2020, among the Company, the Guarantors and AST Trust Company (Canada), as trustee and collateral agent, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Senior Agent” means the Person acting as agent from time to time for and on behalf of the Senior Lenders under the Credit Facility, together with its successors and assigns in such capacity.

“Senior Lenders” means the lenders under the Credit Facility, together with their successors and assigns in such capacity.

“Senior Management” means any one of the chief executive officer, chief operating officer, chief financial officer and general counsel (or, in each case, any equivalent position) of the Company.

“Significant Subsidiary” means any Restricted Subsidiary of the Company: (1) whose proportionate share of the consolidated total assets of the Company and all of its Subsidiaries (after intercompany eliminations) exceeds 10.0% as of the end of the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available; or (2) that contributed in excess of 10.0% of the Consolidated Net Income of the

Company and its Subsidiaries for the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available.

“Similar Business” means any business conducted or proposed to be conducted by the Company, its Subsidiaries and Joint Ventures on the Issue Date (including, without limitation, the exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting, trading and marketing of commodities) or any other business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in the agreement governing or certificate relating to such security or Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof. The Stated Maturity of the Notes is 9 years from the Issue Date.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Supermajority Holders” means (i) the Holders of at least 66 2/3% in principal amount of Notes then outstanding in the case of any resolution in writing or (ii) in the case of a resolution passed at a meeting or an adjourned meeting duly reconvened and at which a quorum is present in accordance with the terms of this Indenture, any resolution passed or decided by the Persons (whether present in person or represented by proxy) entitled to vote at such meeting and representing at least 66 2/3% in principal amount of outstanding Notes represented and voting at such meeting.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Trustee” means AST Trust Company (Canada), and any successor thereto appointed from time to time in accordance with this Indenture.

“Unrestricted Subsidiary” means:

(1)	NPMMI and any other Marketing Subsidiary;

(2)	MMI;

(3)	CNWL Spain;

(4)	any other Subsidiary of the Company which at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(5)	any Subsidiary of an Unrestricted Subsidiary.

Following the Issue Date, the Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or investment therein) to be an Unrestricted Subsidiary only if either:

(1)	such Subsidiary is an Unrestricted Subsidiary under the Second Lien Notes Indenture; or

(2)	if

(a) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(b) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; and

(c) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (excluding, for the avoidance of doubt, any Note Guarantee or other credit support not otherwise prohibited under this Indenture):

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

“U.S. Trust Indenture Act” or “TIA” means the U.S. Trust Indenture Act of 1939, as amended.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“1934 Act”	Section 12.19
“Additional Amounts”	2.13(c)
“Affiliate Transaction”	Section 4.10(a)
“Authentication Order”	2.02(c)
“Base Currency”	Section 12.14(a)(1)
“Calculation Period”	Section 2.15
“Cash Interest Election”	Section 2.15(g)
“Change of Control Offer”	4.11(a)
“Change of Control Payment”	4.11(a)
“Change of Control Payment Date”	4.11(a)(2)
“Covenant Defeasance”	8.03
“Event of Default”	6.01(a)
“Expiration Date”	1.04(i)
“First Currency”	Section 12.15
“Indemnified Tax”	2.13(c)
“Initial Default”	6.04
“judgment currency”	Section 12.14(a)(1)
“Legal Defeasance”	8.02(a)
“MD&A”	Section 4.03(a)(1)
“Note Register”	2.03(a)
“Participants List”	2.05(b)

“Paying Agent”	2.03(a)
“Payor”	2.13(b)
“PIK Interest”	Section 2.15
“Privacy Laws”	Section 12.16
“Registrar”	2.03(a)
“Relevant Taxing Jurisdiction”	2.13(b)
“Restricted Payment”	Section 4.08(a)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(2)

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(f) the words “herein,” “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(g) the words “including,” “includes” and other words of similar import shall be deemed to be followed by “without limitation”;

(h) references to any laws, acts, rules or regulations thereunder shall be deemed to include any substitute, replacement or successor laws, acts, rules or regulations;

(i) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(j) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines and may, if permitted by the applicable Section, reclassify the transaction;

(k) $ or dollars means Canadian dollars unless otherwise expressly provided; and

(l) Unless the context otherwise requires, for all purposes under this Indenture (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of any Notes shall include any increase in the principal amount thereof as a result of any PIK Interest.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by (i) one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or (ii) a resolution duly adopted by the Holders at a meeting thereof duly called and held in accordance with the provisions of Article 9. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or resolution or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and conclusive in favour of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04. Proof of the due adoption of any such resolution by the appropriate percentage of Holders in principal amount of the Notes then outstanding at a meeting thereof shall be sufficient for any purpose of this Indenture if such resolution forms part of and its due adoption by such appropriate percentage is evident from the record of such meeting prepared, signed and verified in the manner provided in Section 13.06.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The authority of the Person executing the same may also be proved in any other manner deemed reasonably sufficient by the Trustee.

(c) The holding of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes on such record date. Promptly after any record date is set pursuant to this Section 1.04(e), the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.01.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including a Depository that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders, and a Depository that is the Holder of a Global Note may provide its proxy or proxies to the Participants or Beneficial Holders in any such Global Note through such Depository’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are Beneficial Holders of any Global Note held by a Depository entitled under the Applicable Procedures of such Depository, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the Beneficial Holders of such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Beneficial Holders remain Beneficial Holders of such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(i) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (i).

Section 1.05 Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall, except as may be required by any applicable law, give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture. In the case of Notes registered in Book-Entry Only Form, any reference in this Indenture to a “Holder” of a Note shall be construed as a reference to the Depository.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which are hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or general usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company but which notation, legend or endorsement does not affect the rights, duties or obligations of the Trustee). Each Note shall be dated the date of its issue. The Notes shall be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Company by manual or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or electronic signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”) and together with an Opinion of Counsel and Officer’s Certificate reasonably acceptable to the Trustee, authenticate and deliver the Notes. The Trustee shall be fully protected and shall incur no liability for failing to take any action with respect to the delivery of any Notes unless and until it has received such Authentication Order, Opinion of Counsel and Officer’s Certificate.

(d) In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Global Notes, any Definitive Notes, any replacement Notes to be issued pursuant to Section 2.07 or any Notes issuable following a redemption or repurchase by the Company pursuant to the terms of this Indenture in an aggregate principal amount specified in such Authentication Order for such Notes issued hereunder.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders.

Section 2.03 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (“Note Register”). The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the Applicable Procedures. The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent (except for purposes of Article 8) or Registrar.

(b) The Company initially appoints CDS to act as Depository to hold the Global Notes representing the Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar and to act as custodian with respect to the Global Notes representing the Notes, and the Trustee hereby agrees so to initially act.

(c) The Note Register shall at all reasonable times, and at such reasonable costs as established by the Trustee, be open for inspection by the Company or any Holder. The Trustee and every Registrar shall from time to time when requested so to do by the Company or by the Trustee furnish the Company or the Trustee, as the case may be, with a list of names and addresses of Holders of Notes entered on the register kept by them and showing the principal amount and serial numbers of the Notes held by each such holder.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall, by no later than 10:00 a.m. (Eastern time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act. The Company may require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent.

Section 2.05 Holder Lists and Participants Lists.

(a) The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. The Company shall comply with any obligations under TIA § 312(a) in connection with the furnishing of any such information to the Registrar.

(b) The Company, the Guarantors and the Trustee understand that the Depository will be requested to, within three (3) Business Days of such request, deliver to such requesting party a certified list of Participants (the “Participants List”) as at the date requested by such party showing the name of each Participant together with the aggregate principal amount of such Participant’s interest in the Notes and that for so long as interests in such Notes are represented by the Global Notes, the Depository will, upon the reasonable request of the Trustee or the Company from time to time, deliver to such requesting party a copy of the then current Participants List and such additional information as the Trustee or Company may reasonably request. The Company, the Guarantors and the Trustee shall be entitled to rely upon all such information provided by the Depository to the Company, the Guarantors and the Trustee.

(c) The Trustee shall provide to any Holder such information with respect to other Holders as is required under applicable indenture legislation, including the U.S. Trust Indenture Act. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by applicable indenture legislation, including without limitation, TIA § 312(b), and with the full protections of TIA § 312(c).

Section 2.06 Book Entry Provisions for Global Notes.

(a) On the Issue Date, the Notes shall be issued in the form of one or more Global Notes, which shall be deposited by the Trustee on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or a nominee of the Depository.

(b) Each Global Note shall represent such outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced to reflect redemptions. Any endorsement or adjustment of a Global Note to reflect the amount of any decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by this Section 2.06.

(c) Members of, or Participants in, the Depository shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under such Global Note, and the Depository may be treated by the Company, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d) Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder of Notes that is a member of (or a Participant in) the Depository or any other Person with respect to the accuracy of the records of the Depository (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in such Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by the Depository with respect to its members and any Participants.

(e) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of Beneficial Holders in a Global Note may be transferred in accordance with the Applicable Procedures. In addition, Definitive Notes shall be transferred to Beneficial Holders in exchange for their beneficial interests only if (1) the Company has determined that (A) the Depository is unwilling or unable to continue as Depository for the Notes or (B) the Depository has ceased to be eligible to be a Depository, provided that in each case the Company has not appointed a successor Depository, (2) the Company at its option elects to terminate the continued use of the Book-Entry System for the Notes, (3) after the occurrence of an Event of Default, the Depository advises the Trustee that it has received written notification from Beneficial Holders representing, in the aggregate, more than 25% of the aggregate principal amount of outstanding Notes that the continuance of the Book-Entry System is no longer in their best interest, (4) it is required by applicable laws or (5) the Book-Entry System ceases to exist. In each of such events, Definitive

Notes will be issued in fully registered form and in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(f) In connection with the transfer of the entire Global Note to Beneficial Holders pursuant to Section 2.06(e), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each Beneficial Holder identified by the Depository in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Definitive Notes of authorized denominations.

(g) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interest through Participants, to take any action which a Holder is entitled to take under this Indenture or such Notes.

(h) Each certificated Global Note shall bear the Global Note Legend on the face thereof.

(i) At such time as all beneficial interests in Global Notes have been exchanged for Definitive Notes, redeemed, repurchased or cancelled, all such Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or cancelled, the principal amount of the Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee to reflect such reduction.

(j) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall authorize and the Trustee shall authenticate Global Notes and Definitive Notes at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to 2.10, 3.06, 4.07 and 9.05 hereof).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Company nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of Notes for redemption pursuant to Section 3.03 and ending at the mailing of such notice of redemption, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02. Except as provided in Section 2.02, neither the Trustee nor the Registrar shall authenticate or deliver any Definitive Note in exchange for a Global Note.

(7) Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable securities law.

(k) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Holders of any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

(a) If a mutilated Note is surrendered to the Registrar or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Registrar receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate a replacement Note if the Trustee’s reasonable requirements are otherwise met. An indemnity and surety bond must be provided by the Holder that is satisfactory to the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company (including reasonable fees and expenses of counsel) and the Trustee in replacing a Note. Every replacement Note issued in accordance with this Section 2.07 is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the

Company in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any replacement Note under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of counsel and the Trustee) connected therewith.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in a Global Note effected by the Trustee in accordance with the provisions hereof, those paid pursuant to Section 2.07, those described in this Section 2.08 as not outstanding and, solely to the extent provided for in Article 8, Notes that are subject to Legal Defeasance or Covenant Defeasance as provided in Article 8. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced or paid pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or any Affiliate thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor under the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Definitive Notes in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder. Until so exchanged, the Holders and Beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or Beneficial Holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon the sole discretion of the Company and no one else, the Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and, at the Trustee’s option, shall store or dispose of the cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of applicable law). Certification of the destruction or retention of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. Copies of the cancelled Notes shall be provided to the Company upon the Company’s written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. If the Company acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of Indebtedness represented by such Notes unless or until the same are delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

Section 2.12 Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate equal to the then applicable interest rate on the Notes to the extent lawful, as provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send, or cause to be sent, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 Additional Amounts.

(a) All amounts paid or credited by the Company under or with respect to the Notes will be made net of any withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any jurisdiction in which the Company is organized, resident, or doing business for tax purposes, or from or through which the Company (or its agents) makes any payment on the Notes, or any Taxing Authority thereof, and the Company will not be required to pay any additional amounts to Holders in respect of any Taxes to the extent that such Taxes at any time become payable.

(b) All payments made by or on behalf of any Guarantor (each such payor, a “Payor”) under or with respect to any Note Guarantee, are required to be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which such Guarantor is organized, is carrying on business in for tax purposes, or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of any paying agent) (each, a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(c) If any Payor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to a Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder or a Beneficial Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder or Beneficial Holder of Notes would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Taxes payable by virtue of: (1) the applicable Payor does not deal at arm’s length (within the meaning of the Tax Act) with such Holder or Beneficial Holder at the time of the payment; (2) such Holder or Beneficial Holder being either (a) a “specified non-resident shareholder” of the Company or a relevant Guarantor or (b) a non-resident person who does not deal at arm’s length with a specified shareholder of the Company or a Guarantor, in each case for purposes of subsection 18(5) of the Tax Act; (3) any connection between such Holder or Beneficial Holder of Notes and the Relevant Taxing Jurisdiction other than a connection resulting from the mere acquisition, ownership, holding or disposition of, or the enforcement of rights under or the receipt of payments in respect of, any Notes or Note Guarantees or beneficial interests therein; (4) such Holder or Beneficial Holder failing to duly and timely comply (where such Holder or Beneficial Holder is legally eligible to do so) with a timely request of the Company to comply with information, documentation, certification or other evidentiary requirements concerning such

Holder’s or Beneficial Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or Beneficial Holder of Notes but for this clause (4), and provided that the Company provides written notice of such requirement to the applicable Holder or Beneficial Holder of at least thirty (30) days prior to the date of the payment in respect of which Additional Amounts would be payable; (5) such Holder or Beneficial Holder being a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); (6) such Tax being an estate inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a Note, or (7) any combination of the foregoing clauses (1) to (6), (any Taxes, other than Taxes described in the foregoing clauses (1) through (7) above, being “Indemnified Taxes”).

(d) The applicable Payor shall make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Company shall provide the Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Each Guarantor will indemnify and hold harmless each Holder and Beneficial Holder for the amount of (1) any Indemnified Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such Holder or Beneficial Holder as a result of payments made under or with respect to the Note Guarantees, (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (3) any Indemnified Taxes imposed with respect to any reimbursement under Section 2.13(c)(1) or Section 2.13(c)(2) above.

(e) If a Payor is or will become obligated to pay Additional Amounts under or with respect to any payment made on a Note Guarantee, then at least thirty (30) days prior to the date of such payment (or, if such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, promptly after the date that the obligation to pay Additional Amount arises), such Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

(f) Whenever in this Indenture there is mentioned in any context: (1) the payment of principal; (2) redemption prices or purchase prices in connection with a redemption or purchase of Notes; (3) interest; or (4) any other amount payable on or with respect to any of the Notes or any Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 2.13 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The obligations described under this heading will survive any termination, defeasance or discharge of this Indenture and any transfer by an applicable Holder or Beneficial Holder of its Notes to another applicable Holder or Beneficial Holder, and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes, or any jurisdiction from or through which such successor makes any payment on a Note Guarantee and, in each case, any department or political subdivision thereof or therein.

Section 2.14 CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and if it does, the Company and the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in a Change of Control Offer as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in a Change of Control Offer and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.15 Computation of Interest; PIK Interest.

(a) In the case of any interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days.

(b) For purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated under a Note for any period in any calendar year (the “Calculation Period”) is equivalent to the rate payable under the Note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period. The principle of deemed reinvestment of interest does not apply to any interest calculation under the Notes or this Indenture. The rates of interest stipulated in the Notes and this Indenture are intended to be nominal rates and not effective rates or yields.

(c) Notwithstanding anything to the contrary herein, the Trustee shall not have any duty or obligation to calculate any interest, defaulted interest or premium on or with respect to the Notes.

(d) All Notes issued hereunder, whether originally or upon exchange or in substitution for previously issued Notes, shall bear interest from and including their respective issue date, or from and including the last Interest Payment Date therefor to which interest shall have been paid or made available for payment on such outstanding Notes, whichever shall be the later, in all cases, to and excluding the next Interest Payment Date therefor.

(e) Subject to accrual of any interest on unpaid interest from time to time, interest on a Note will cease to accrue from the Stated Maturity of such Note (including, for certainty, if such Note was called for redemption, the applicable redemption date); unless upon due presentation and surrender of such Note for payment on or after the Stated Maturity thereof, such payment is improperly withheld or refused.

(f) At the Company’s sole option, the Company’s obligation to pay interest on the Notes may be satisfied in cash, or the payment of the interest may be deferred until the Stated Maturity and the amount of such interest (the “PIK Interest”) added to the principal amount of the outstanding Notes (with compound interest accruing thereon in accordance with the terms of the Notes). The Company shall not be obligated to make any cash payment of interest on any Interest Payment Date (except at maturity).

(g) Unless the Company otherwise elects as provided herein, all interest obligations with respect to the Notes shall be satisfied by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes, provided, however, that such satisfaction by way of PIK Interest shall not be deemed to apply to an Interest Payment Date where (i) such Interest Payment Date is the maturity date or a redemption date or (ii) upon acceleration in accordance with Section 6.02 hereof, in which case, for greater certainty, all interest obligations due and payable on such Interest Payment Date shall be payable in full in cash. If the Company wishes to pay all or any interest in cash on any Interest Payment Date, then the Company shall deliver a notice to the Trustee not less than three (3) Business Days prior to such Interest Payment Date (the “Cash Interest Election”), which notice shall state the total amount of interest to be paid in cash on such Interest Payment Date and any portion of the interest payable on such Interest Payment Date to be satisfied by way of PIK Interest (if any) being deferred and added to the principal amount of the outstanding Notes. If the Company elects to satisfy its interest obligations on the Notes with a combination of cash and PIK Interest, all such cash interest payments and PIK Interest shall each be paid on or deferred and added to the principal amount of the Notes, as applicable, on a pro rata basis. For greater certainty, if the Company does not make a Cash Interest Election in respect of any Interest Payment Date as described in this paragraph (g), the interest payable on such Interest Payment Date shall be satisfied by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes.

(h) The Company shall and the Trustee and Paying Agent may take additional steps as necessary to effect the addition of any PIK Interest to the principal amount of the outstanding Notes.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem any Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 10 days but no more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Article or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or in a Change of Control Offer at any time, the Trustee shall select the applicable Notes to be redeemed or purchased (1) if the applicable Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed, (2) if the applicable Notes are not so listed but are in global form, then by lot or otherwise in accordance with the Applicable Procedures or (3) if the applicable Notes are not so listed and are not in global form, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion (without any liability therefor) shall deem fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date or purchase date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or repurchased. Notes and portions of Notes selected shall be in amounts of $1,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. No Notes of $1,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

(a) At least 10 days but not more than 60 days prior to the redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed, at such Holder’s address appearing in the Note Register maintained in respect of such Notes by the Registrar, except that the redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of such Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 of this Indenture.

(b) The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price of the Notes, including the portion thereof representing any accrued and unpaid interest;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent for the applicable Notes;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any condition to such redemption.

(c) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least five (5) Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee in writing), an Officer’s Certificate requesting that the Trustee give such notice and attaching a form of the notice which shall contain the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date (subject to the satisfaction of any condition specified in the notice of redemption) at the applicable redemption price (except as provided for in Section 3.07(f)). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) By no later than 10:00 a.m. (Eastern time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the applicable redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent, as applicable, shall promptly distribute to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent, as applicable, shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the applicable redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after its Record Date but on or prior to its related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest shall be payable to Holders of such Notes which shall be subject to redemption by the Company. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each such new Note shall be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to ●, 2023, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the Applicable Procedures at a redemption price equal to the greater of (A) the Canada Yield Price of the Notes so redeemed and (B) 101% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest on such Notes, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, which interest may be paid in cash or satisfied by way of PIK Interest).

(b) At any time from and after ●, 2023, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the Applicable Procedures at a redemption price equal to 100% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest on such Notes, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, which interest may be paid in cash or satisfied by way of PIK Interest).

(c) If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(d) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(f) Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Section 3.08 Mandatory Redemption; Open Market Purchases.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company shall duly and punctually pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in such Notes, it being understood that at its sole option the Company may make interest payments in cash or may satisfy its obligation to pay interest by deferring such interest until the Stated Maturity and adding such PIK Interest to the principal amount of the outstanding Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or the Paying Agent, as applicable, holds as of 10:00 a.m. (Eastern time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and any interest to be paid in cash then due, or, in the case of interest then due and to be satisfied by way of PIK Interest, by reflecting an increase in the principal amount of the Notes resulting from any such PIK Interest, provided that if the Company or any of its Restricted Subsidiaries is acting as Paying Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders of the Notes a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to each of the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Reports and Other Information.

(a) For so long as any Notes are outstanding, the Company will furnish without cost to each Holder and deliver to the Trustee:

(1) on or prior to the later of (A) ninety (90) days after the end of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the annual “Management’s Discussion & Analysis” (“MD&A”) and audited financial statements in respect of such fiscal year that the Company would be required to file as a reporting issuer under Canadian Securities Legislation; and

(2) on or prior to the later of (A) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the quarterly MD&A and unaudited quarterly financial statements in respect of the relevant interim period that the

Company would be required to file as a reporting issuer under Canadian Securities Legislation.

(b) The Company shall schedule and participate in quarterly conference calls to discuss its results of operations. With respect to the reports referred to in clauses (1) and (2) of Section 4.03(a), so long as the Company is a “reporting issuer” (or its equivalent) in any province or territory of Canada, the Company shall file such reports electronically on the Canadian Securities Administrators’ SEDAR website (or any successor system), which shall satisfy the Company’s obligations to furnish such materials to the Holders and deliver such materials to the Trustee. In the event that the Company ceases to be a “reporting issuer” (or its equivalent) in all provinces and territories of Canada, the Company will be required to maintain a website to which Holders, prospective investors and securities analysts are given access, on which the Company makes available such reports and provides details about how to access on a toll-free basis the quarterly conference calls described above.

(c) Notwithstanding anything herein to the contrary, for the purpose of Section 6.01(a)(4), the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.03 until ninety (90) days after the date any report is due to be furnished to the Holders and delivered to the Trustee in accordance with this Section 4.03.

(d) To the extent any information is not provided as specified in this Section 4.03 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time, and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(e) The Company shall file with the Trustee and transmit to Holders, such other information, documents and reports, and such summaries thereof, as may be required pursuant to the U.S. Trust Indenture Act at the times and in the manner provided pursuant thereto.

(f) Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on the Officer’s Certificates delivered pursuant to Section 4.04).

(g) Subject to Section 4.04, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

Section 4.04 Compliance Certificates.

(a) The Company shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each

Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, based on such review, the Company and each Guarantor have kept, observed, performed and fulfilled its obligations under this Indenture and if a Default or Event of Default shall have occurred during the preceding fiscal year, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto.

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, the Company shall promptly (which shall be no more than thirty (30) Business Days following the date on which the Company becomes aware of such Default) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

(c) The Trustee shall transmit all such reports required pursuant to TIA § 313(a) and (b) to all Persons required to receive such reports pursuant to TIA § 313(c).

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may prohibit or forgive the Company or any Guarantor from paying all or a portion of the principal, premium, if any, or interest on the Notes as contemplated herein; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Corporate Existence.

Subject to Article 5 and Section 4.11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.08 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation, arrangement or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A) dividends or distributions payable solely in Capital Stock of the Company; and

(B) dividends or distributions by a Restricted Subsidiary of the Company, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock of a Restricted Subsidiary of the Company that is not a Wholly-Owned Restricted Subsidiary, the Company or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution; or

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation, arrangement or consolidation, any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Company);

(all such payments and other actions referred to in clauses (1) and (2) (other than any exception thereto) shall be referred to as a “Restricted Payment”) if in the immediately preceding 12 month period prior to the date on which such Restricted Payment is being made, the Company has satisfied any interest obligations by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes, Company shall not be permitted to make such Restricted Payment.

(b) Notwithstanding the foregoing, Section 4.08(a) shall not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination);

(2) (A) dividends paid within sixty (60) days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08;

(3) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any existing or former employees, officers or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or arrangement, provided that such redemptions or repurchases pursuant to this clause (3) will not exceed $2.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed $4.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds from the sale of Capital Stock of the Company to existing or former employees, officers or directors of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments; plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (A) and (B) of this clause (3);

(4) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(5) payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Indenture; and

(6) payments or distributions to holders of the Capital Stock of the Company or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (3) of this Section 4.08(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.08, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (b)(6) above, the Company may, in its sole discretion, divide and classify (or later reclassify in whole or in part, from time to time in its sole discretion) such transaction in any manner that complies with this Section 4.08.

(d) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any Canadian dollar-denominated restriction on Restricted Payments, the Canadian dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

Section 4.09 Limitation on Restrictions on Distributions From Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to pay any Indebtedness or other obligation);

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.09(a)).

(b) The preceding provisions shall not prohibit encumbrances or restrictions existing under or by reason of:

(1) this Indenture, the Notes and the Note Guarantees;

(2) any agreement or instrument existing on the Issue Date (excluding this Indenture, the Notes and the Note Guarantees);

(3) (A) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (B) any agreement or other instrument with respect to a Restricted Subsidiary of the Company that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Company (but not created in contemplation thereof), in the case of (A) and (B) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated, as applicable (including after-acquired property);

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (1), (2), (3) or (5) of this Section 4.09(b); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2), (3) or (5) of this Section 4.09(b) on the Issue Date, the acquisition date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Company or was merged into a Restricted Subsidiary of the Company, whichever is applicable;

(5) the Credit Facility, the Second Lien Notes Indenture and any other Indebtedness of the Company; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the Credit Facility and the Second Lien Notes Indenture as in effect on the Issue Date;

(6) (A) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (B) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(7) in the case of clause (3) of Section 4.09(a), Liens that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) purchase money obligations that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.09(a) on the property so acquired;

(9) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(10) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(11) any customary provisions in joint venture, partnership, shareholders’ and limited liability company agreements relating to Joint Ventures that are not Restricted Subsidiaries of the Company and other similar agreements entered into in the ordinary course of business;

(12) any customary provisions (including non-assignment and non-transfer provisions) in leases, subleases or licenses (including licenses of intellectual property) and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(13) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order or permit;

(14) (A) other Indebtedness incurred or Preferred Stock issued by a Guarantor that, in the good faith judgment of Senior Management, are not materially more restrictive, taken as a whole, than those applicable to the Company in the Credit Facility and the Second Lien Notes Indenture as in effect on the Issue Date or (B) other Indebtedness incurred or Preferred Stock issued by a Non-Guarantor; provided that with respect to the foregoing clause (B), such encumbrances or restrictions shall not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of Senior Management);

(15) any agreement with a governmental entity providing for developmental financing;

(16) agreements relating to Hedging Obligations; and

(17) easements entered into in the ordinary course of business.

Section 4.10 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $75.0 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favourable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) of Section 4.10(a)).

(b) Section 4.10(a) shall not apply to:

(1) any transaction between the Company and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Company, including any Guarantees issued by the Company or a Restricted Subsidiary of the Company for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be,;

(2) any Restricted Payment permitted to be made pursuant to Section 4.08;

(3) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment, consulting or similar agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors, employees and consultants in the ordinary course of business or approved by the Board of Directors of the Company;

(4) the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) loans or advances (or cancellations of loans or advances) to employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of $2.0 million at any one time outstanding;

(6) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management of the Company, when taken as a whole, than the terms of the applicable agreement in effect on the Issue Date;

(7) (A) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and (B) any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders in the good faith judgment of Senior Management of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(8) transactions (A) with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions or agreements are on terms that are not materially less favourable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company or such Restricted Subsidiary with an unrelated Person; and (B) for the provision of services to Joint Ventures in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture, and amendments, modifications, supplements, extensions, and revisions thereto or waivers thereof, which are fair to the Company and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of Senior Management of the Company;

(9) any issuance or sale of Capital Stock to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company (and the performance of such agreements);

(10) any transaction with a Person that would not constitute an Affiliate Transaction if the Company or any of its Restricted Subsidiaries did not own any equity interest in or otherwise control such Person;

(11) transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12) any merger, amalgamation, arrangement, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(13) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries or between Subsidiaries;

(14) any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries with its employees, directors, officers or consultants in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15) pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries and Joint Ventures; and

(16) transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favourable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Company has given notice to redeem all of the outstanding Notes pursuant to Section 3.03 and Section 3.07, the Company shall, within thirty (30) days following such Change of Control, make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Notes plus accrued and unpaid interest thereon, if any, to (but excluding) the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an applicable Interest Payment Date falling on or prior to the date of purchase). The Company shall mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the Applicable Procedures, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest thereon, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on an applicable Interest Payment Date);

(2) the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased;

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $1,000 or in integral multiples of $1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted for payment; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted for payment together with an Officer’s Certificate to the Trustee stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.11.

(c) The Paying Agent shall promptly pay to each Holder of Notes so accepted for payment the Change of Control Payment for such Notes, and the Trustee, upon receipt of an authentication order from the Company shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof.

(d) If the Change of Control Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid on such Interest Payment Date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes are tendered pursuant to the Change of Control Offer.

(e) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 applicable to a Change of Control Offer and such third party purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase.

(g) The Company shall comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h) Other than as specifically provided in this Section 4.11, any purchase pursuant to this Section 4.11 shall be made pursuant to the provisions of Section 3.05 and Section 3.06.

(i) The Company’s obligation to make a Change of Control Offer to the Holders upon a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Majority Holders.

Section 4.12 Future Guarantors.

(a) The Company shall cause each Person that becomes a Wholly-Owned Restricted Subsidiary, other than any Immaterial Subsidiary, after the Issue Date, and may at its option cause any other Restricted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will, subject to Section 4.12(c), irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal, premium, if any, and interest in respect of the Notes and all other obligations under this Indenture on an unsecured basis.

(b) Each Note Guarantee shall be released in accordance with Section 10.06.

(c) Notwithstanding anything to the contrary contained in this Indenture, any future Note Guarantee provided pursuant to this Section 4.12 by a Guarantor that is organized in a jurisdiction located outside of Canada or the United States may be a Limited Guarantee if the Board of Directors or Senior Management, in consultation with local counsel, makes a reasonable determination that such limitations are required due to legal requirements within such jurisdiction, provided that if any such Guarantor provides a guarantee in favour of the agent and the lenders under the Credit Facility that is broader in scope than its Limited Guarantee, such Guarantor shall also guarantee the Notes to the same extent pursuant to its Note Guarantee.

(d) If CNWL Spain provides a guarantee in favour of the Senior Agent and the Senior Lenders under the Credit Facility, the Company shall cause CNWL Spain to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which CNWL Spain will, subject to Section 4.12(c) and Section 10.02, irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other obligations under this Indenture on an unsecured basis.

Section 4.13 Limitation on Business Activities.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Similar Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Amalgamation, Arrangement, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement, (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the continuing, resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, arrangement, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture.

(b) Notwithstanding clause (3) of Section 5.01(a):

(1) any Restricted Subsidiary of the Company may consolidate with, amalgamate with, merge with or into, wind up into or transfer all or part of its properties and assets to (in each case including by way of an arrangement) the Company so long as no Capital Stock of the Restricted Subsidiary of the Company is distributed to any Person other than the Company; and

(2) the Company may consolidate with, amalgamate with, merge with or into or wind up into (in each case including by way of an arrangement) an Affiliate of the Company for the purpose of reincorporating the Company in a province or territory of Canada or in a state or territory of the United States or the District of Columbia.

(c) No Guarantor shall, and the Company shall not permit any Guarantor to, merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the

Guarantor was organized under immediately prior to such transaction, the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia; the Successor Guarantor, if other than such Guarantor, expressly assumes, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under this Indenture, the Notes and its Note Guarantee; and the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, arrangement, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture.

(d) Notwithstanding the foregoing, any Guarantor may (i) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or transfer all or part of its properties and assets to any other Guarantor or the Company or (ii) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), a Restricted Subsidiary of the Company for the purpose of reincorporating the Guarantor in Canada or any province or territory of Canada, any state or territory of the United States or the District of Columbia, British Virgin Islands, Bahamas, Barbados, any member state of the European Union or any other jurisdiction in which such Guarantor is organized at the time of such transaction, so long as the amount of Indebtedness of such Guarantor and its Subsidiaries is not increased thereby.

(e) For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Entity Substituted.

Upon any consolidation, merger, amalgamation, or winding up, in each case including by way of an arrangement, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company and the applicable Guarantors will be released from their obligations under this Indenture, the Notes and the Note Guarantee, as applicable, and the successor Person formed by such consolidation or into or with which the Company or a Guarantor, as applicable, is merged, amalgamated or consolidated or wound up, or undergoes an arrangement with, or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, assignment, lease, transfer, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Company or such Guarantor, as applicable), and may exercise every right and power of the Company or such Guarantor, as applicable, under this Indenture, the Notes and the Note Guarantees, as applicable, with the same effect as if such successor Person had been named as the Company or such Guarantor, as applicable, herein; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor shall not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due, continued for thirty (30) days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4) failure by the Company or any Guarantor to comply for sixty (60) days after written notice from the Trustee (acting at the direction of the Holders of at least 25% in aggregate principal amount of the then outstanding Notes) to comply with any agreement or covenant in this Indenture or the Notes (other than a failure that is the subject of clauses (1), (2) or (3) of this Section 6.01(a)), provided that non-compliance with any such agreement or covenant shall not constitute an Event of Default if the holders under the Second Lien Notes Indenture (or any amendment, restatement, refinancing or replacement thereof) waive compliance with the equivalent or analogous agreement or covenant in the Second Lien Notes Indenture (or any amendment, restatement, refinancing or replacement thereof) in accordance with the terms thereof;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than (i) Non-Recourse Debt and (ii) Indebtedness owed to the Company or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its Stated Maturity, provided that the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated and remains unpaid, aggregates $50.0 million or more (or its foreign currency equivalent) and such acceleration shall not have been rescinded within twenty (20) days after declaration thereof;

(6) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (or its foreign currency equivalent) (net of any amounts for which an insurance company is liable), which judgments are not paid, discharged or stayed for a period of sixty (60) days or more after such judgment becomes final and non-appealable;

(7) the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution, readjustment of debt, reorganization or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(9) any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a final and non-appealable judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or its Note Guarantee.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(5) has occurred and is continuing, and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article 6, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured by the Company or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within twenty (20) days after the declaration of acceleration with respect thereto; and

(2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company) occurs and is continuing, the Trustee (acting at the direction of Holders of at least 25% in principal amount of the then outstanding Notes) by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes may by notice to the Company and the Trustee, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the affected Notes to be due and payable.

(b) If an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Majority Holders may, on behalf of all Holders of all of the Notes, waive any existing Default or Event of Default and rescind any acceleration with respect to the Notes and its consequences hereunder (including any related payment default that resulted from such acceleration), except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Note (including in connection with a Change of Control Offer) which shall require approval of Supermajority Holders and which shall be subject to Section 6.07; provided that, in the case of the rescission of any acceleration with respect to the Notes, the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

If a Default or Event of Default is deemed to occur solely because a Default or Event of Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and shall be deemed annulled, waived and rescinded without any further action required.

Section 6.05 Control of Remedies.

The Majority Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or any Note Guarantee, or that it determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or expense for which the Trustee has not received indemnification or security reasonably satisfactory to it.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes, unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within sixty (60) days after the receipt of the request and the offer of security or indemnity; and

(5) the Majority Holders have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such sixty (60) day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood that the Trustee has no affirmative duty to ascertain whether or not any actions or forbearances by a Holder are unduly prejudicial to other Holders.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on such Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

(1) The Trustee is authorized to file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

(2) If and when the Trustee shall be or become a creditor of the Company or any other obligor upon the Notes or the Note Guarantees, the Trustee shall comply with the requirements of TIA § 311 regarding preferential collection of claims against the Company.

(3) If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have furnished to the Trustee, when required by notice in writing by the Trustee, sufficient funds to exercise such rights or powers and an indemnity reasonably satisfactory to it against any loss, liability or expense.

Section 6.13 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1) First: to the Trustee, its agents and attorneys for amounts due under Section 7.06, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

(3) Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 12.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defences made by the party litigant. This Section 6.14 does not apply to a suit by a Holder pursuant to Section 6.07.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) The Trustee shall exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Trustee shall not have any responsibilities or be liable except for the performance of such express duties, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(c) In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the due execution, delivery, effectiveness and truth of the statements and the correctness of the opinions or information expressed therein, upon resolutions, statements, instruments, reports, consents, orders, letters, notices, directions, certificates and/or opinions or other written documents furnished to the Trustee and conforming on their face to the requirements of this Indenture and act in accordance therewith, and will be protected in so relying and acting. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations, the recitals or other facts stated therein). The Trustee may (but shall in no way be obligated to) make further inquiry or investigation into such facts or materials as it sees fit.

(d) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or bad faith or its own willful misconduct, except that:

(1) this Subsection (d) shall not be construed to limit the effect of Subsection (b) or (c) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of at least 25% in the principal amount of the then outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture or believed by it to be authorized or permitted by this Indenture.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture, the Notes or the Note Guarantees at the request or direction of any of the Holders unless the Holders have furnished to the Trustee, when required by notice in writing by the Trustee, sufficient funds to exercise such rights or powers and an indemnity reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

(h) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur liability (financial or otherwise) in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(i) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of Article 7.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely on and act in accordance with any document, resolution, statement, notice, direction, certificate and/or opinion believed by it to be genuine and to have been signed or presented by the proper Person, including as to the due execution, delivery, effectiveness and truth of the statements and the correctness of the opinions or information expressed therein, and will be protected in so relying and acting, but may require evidence or supporting documentation in circumstances where it reasonably deems necessary. The Trustee need not investigate any fact or matter stated in any document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both conforming to Section 12.03. The Trustee shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may employ and act through such attorneys, experts, advisors and other agents as it may reasonably deem necessary for the proper discharge of its duties hereunder, and shall not be responsible for the misconduct or negligence of any agent appointed with due care. Subject to providing notice to the Company of any such costs and expenses prior to the incurrence thereof, the Trustee shall be reimbursed by the Company for any reasonable and documented costs of any such attorneys, experts, advisors and other agents retained by it.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute bad faith, willful misconduct or gross negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes, including any Opinion of Counsel (the cost of which will be borne by the Company), shall be full and complete authorization and protection from liability in respect to any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g) The Trustee shall not be bound to give notice to any Person of the execution hereof, nor to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Company, nor in any way to supervise or interfere with the conduct of the Company’s business, but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements contained herein.

(h) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence, bad faith or willful misconduct;

(i) Except for an Event of Default under Section 6.01(a)(1) or (2) hereof, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee shall have received from the Company or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding written notice thereof at the Corporate Trust Office of the Trustee, and such notice references such Notes and this Indenture. In the absence of any such notice, and except for a default under Section 6.01(a)(1) or (2) hereof, the Trustee may conclusively assume that no Default or Event of Default exists.

(j) Any request or direction of the Company or other Person mentioned herein shall be sufficiently evidenced by an Officer’s Certificate or certificate of an Officer of such other Person and any resolution of the Board of Directors of the Company or of such other Person may be sufficiently evidenced by a board resolution certified by the secretary or assistant secretary (or similar officer) of such Person.

(k) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of their duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon them.

(l) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the name of the individuals and/or titles of officers authorized at such time to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such Officer’s Certificate previously delivered and not superseded.

(m) The Trustee shall disburse monies according to this Indenture only to the extent monies have been deposited with it or received by it.

Section 7.03 Individual Rights of the Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Guarantor or any Affiliates of the Company with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or any other agent of the Trustee may do the same with like rights.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not (i) be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, (ii) be accountable for the Company’s use of the proceeds from the Notes, or (iii) be responsible for any statement of the Company or any other Person in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05 Notice of Defaults.

Subject to Section 7.02(i), if a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder a notice of such Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default or Event of Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time such reasonable compensation for its services as shall be agreed to in writing from time to time by the Company and the Trustee. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants, experts and all other advisors not regularly in its employ and reasonably deemed by it to be necessary to discharge its duties hereunder, subject to and in accordance with Section 7.06(c). The Trustee shall provide the Company with reasonable notice of any expenditure not in the ordinary course of business.

(b) In addition to and without limiting any other protection granted to the Trustee hereunder, or available at law, but without duplication, the Company shall indemnify the Trustee, its agents, representatives, Affiliates, officers, directors, employees and attorneys against any and all loss, liability, damage, claim (whether asserted by the Company, a Guarantor, a Holder or any other Person) or expense (including reasonable compensation and expenses and disbursements of the Trustee’s counsel) arising out of or in connection with the administration of this trust and the performance of its duties, or in connection with the enforcement of this indemnity, as a result of or in any way arising out of, directly or indirectly, the exercise or performance of any of its rights or powers hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation in such defence. The Trustee may have separate counsel of its selection and the Company shall pay the fees and expenses of such counsel reasonably acceptable to the Company; provided, however, that the Company shall not be required to pay such fees and expenses if the Company assumes such defence unless there is a conflict of interest between the Company and the Trustee in connection with such defence as determined by the Trustee in consultation with counsel or if there are additional or separate defences available to the Trustee that are not available to the Company and the Company is unable to assert any such defence on the Trustee’s behalf. Notwithstanding the foregoing, the Company need not reimburse any expense or indemnify against any loss, liability, damage, claim or expense incurred by the Trustee through its own willful misconduct, bad faith or gross negligence. Any amount due under this Section 7.06 and unpaid thirty (30) days after request for such payment shall bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Trustee from time to time, payable on demand.

(c) The Company’s payment and indemnification obligations pursuant to this Section 7.06 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) The Trustee may resign at any time by giving thirty (30) days’ prior written notice of such resignation to the Company and the Holders and be discharged from the trust hereby created upon the appointment of a successor Trustee as provided in this Section 7.07. The Majority Holders may remove the Trustee by so notifying the Trustee and the Company in writing. The Company shall remove the Trustee if:

(1) the Trustee is no longer eligible under Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or has been removed by the Holders, the Majority Holders may appoint a successor Trustee. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason (including as a result of the Trustee’s removal by the Holders, as provided herein), the Company shall promptly appoint a successor Trustee. Within one (1) year after the successor Trustee takes office, the Majority Holders may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders, and include in the notice its name and address of its corporate trust office. The retiring Trustee, after its outstanding fees and expenses have been paid, shall promptly transfer all property held by it as Trustee to the successor Trustee.

(d) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder, fails to comply with Section 7.09, any Holder of Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the Notes.

(f) Notwithstanding the resignation or replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee with respect to any matters arising prior to such resignation or replacement.

(g) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 7.

Section 7.08 Successor Trustees by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible under this Indenture, be the successor Trustee.

(b) In case at the time such successor by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which the Notes provide or this Indenture provides that the certificate of the Trustee shall have.

Section 7.09 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a Person that is authorized under indenture legislation to exercise corporate trustee power in respect of this Indenture. The Trustee shall at all times be qualified to act as a trustee in respect of this Indenture pursuant to TIA § 310(a), and in accordance with TIA § 310(a)(5), neither the Company, nor any person directly or indirectly controlling, controlled by, or under common control with the Company, shall serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.09, it shall resign immediately in the manner and with the effect specified in this Article.

(b) The Trustee represents to the Company that at the date of the execution and delivery of this Indenture, to the best of its knowledge, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder with respect to the Notes and under the Second Lien Notes Indenture with respect to the Second Lien Notes (including any “conflicting interest” within the meaning of TIA § 310(b)). If at any time any such material conflict of interest exists in the Trustee’s role as a fiduciary hereunder the Trustee shall, within ninety (90) days after ascertaining that such a material conflict of interest exists, either eliminate the same or else resign as Trustee hereunder by giving notice in writing to the Company as provided in Section 7.07.

Section 7.10 Anti-Money Laundering and Anti-Terrorism Legislation Compliance.

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable sanctions, anti-money laundering or anti-terrorism legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable sanctions, anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) Business Days’ written notice to the Company provided that (a) the Trustee’s written notice shall describe the circumstances of such non-compliance (unless prohibited from describing any circumstances pursuant to such legislation, regulation or guideline); and (b) if such circumstances are rectified to the Trustee’s satisfaction within such ten (10) Business Day period, then such resignation shall not be effective.

Section 7.11 Third Party Interests.

Each party to this Indenture hereby represents to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Indenture, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the related obligations under any Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below of this Section 8.02(a), and to have satisfied all of its other obligations under such Notes, the related Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.05;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust in accordance with Article 2 and Sections 4.01 and 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its Legal Defeasance option, the Note Guarantees in relation to such Notes in effect at such time shall terminate.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company, the Restricted Subsidiaries and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12 and Section 4.13 with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees in relation thereto, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of such Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this

Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (solely with respect to the failure of the Company to comply with Section 6.01(a)(4) (solely with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5) (solely with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries of the Company that, taken together would constitute a Significant Subsidiary) and 6.01(a)(9), in each case, shall not constitute Events of Default.

(b) Following the Company’s exercise of its Covenant Defeasance option, the Note Guarantees granted in connection with defeased Notes and in effect at such time shall terminate.

Section 8.04 Conditions to Legal Defeasance or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the outstanding Notes, cash in Canadian dollars, Canadian dollar-denominated Government Securities, or a combination thereof, in amounts as shall be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest due on such outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance or Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel or a ruling from the Canada Revenue Agency to the effect that Holders and Beneficial Holders shall not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and shall only be subject to Canadian federal, provincial or territorial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had such Legal Defeasance or Covenant Defeasance, as applicable, not occurred;

(3) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than this Indenture or other agreements governing any of the Indebtedness being defeased, discharged or replaced);

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(6) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (5) above).

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) (which the Trustee shall not be obligated to reinvest) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money and the Government Securities need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to any applicable laws relating to abandoned property, any money or Government Securities deposited with the Trustee or any Paying Agent, or then held by the

Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two (2) years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and Government Securities, and all liability of the Company as Trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money and Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be; provided that if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money and Government Securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees or deliver any additional document or instrument to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Company or any Guarantor under this Indenture, the Notes, or the Note Guarantees in accordance with Section 5.01;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of Definitive Notes;

(4) comply with the rules of any applicable Depository;

(5) (A) add Guarantors with respect to Notes or (B) release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6) secure the Notes and the Note Guarantees in relation thereto;

(7) add covenants of the Company or its Restricted Subsidiaries or Events of Default for the benefit of Holders, or make changes that would provide additional rights to such Holders, or surrender any right or power conferred upon the Company or any Guarantor;

(8) make any change that does not adversely affect the legal rights under this Indenture of any Holder;

(9) evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; provided that such successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of such Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of such Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer such Notes; or

(11) make any change to comply with or conform to any requirement of the Canada Business Corporations Act relating to trust indentures or the U.S. Trust Indenture Act.

(b) After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall send to the Holders affected thereby a written notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees in relation thereto with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for, such Notes) and, subject to Section 6.04 and Section 6.07, any existing or past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Majority Holders (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.03, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture.

(c) It shall not be necessary for any instrument or resolution evidencing the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such instrument or resolution shall approve the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of the Supermajority Holders, no amendment, supplement or waiver under this Section 9.02 may (with respect to any such Notes held by a non-consenting Holder):

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive an Event of Default arising from a failure to pay the principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the Majority Holders with respect to an Event of Default arising from such a failure to pay principal, premium or interest and a waiver of the Event of Default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment or waiver provisions which require the consent of each Holder; or

(8) modify the Note Guarantees in any manner adverse to the Holders.

Section 9.03 Fixing of Record Date.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendments, supplement or waiver. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is one hundred and twenty (120) days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation at the Corporate Trust Office of the Trustee before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver that is effective in accordance with this Indenture thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or to issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall receive and shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01 Note Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on an unsecured basis, to each Holder and to the Trustee and Agents and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders, the Trustees or any Agent hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) To the maximum extent permitted by applicable law, the Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any right of set-off or claim which the Guarantor has against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged until the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full, or pursuant to Section 10.06.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations Guaranteed hereby until payment in full of all Obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Spanish Guarantor.

Notwithstanding Section 10.01, the total liability of any Guarantor organized under the laws of Spain under any Note Guarantee is and will at any time be limited to an amount that will not cause such Guarantor’s net assets (patrimonio neto) (as defined in the Spanish General Accounting Plan “Plan General de Contabilidad”) to become, as a result of any total or partial enforcement of the Note Guarantee, lower than half the then existing corporate capital of the relevant Guarantor.

Furthermore, notwithstanding any other provision hereof, any guarantee, indemnity or obligation of any Guarantor organized under the laws of Spain under this Indenture (including, without limitation, the Note Guarantee) shall be deemed to have been given only to the extent it does not violate Chapter VI of Title IV of the Spanish Companies Act, as approved by Spanish Legislative Royal Decree 1/2010, of 2 July (or any other provisions that may substitute it in the future), governing, inter alia, unlawful financial assistance, and any liability of any Guarantor organized under the laws of Spain will only apply to the extent permitted by such provisions. In no case, can any guarantee, indemnity or security be given by any such Guarantor to secure repayment of funds that are used for purposes of the referred Chapter VI.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer, director, general manager or person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If the person whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.12, the Company shall cause any newly created or acquired Wholly-Owned Restricted Subsidiary to comply with the provisions of Section 4.12 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) Notwithstanding anything in this Indenture to the contrary, a Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) (A) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up or otherwise) of (i) all or substantially all of the assets of such Guarantor or (ii) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of the Company, which sale, assignment, transfer, conveyance, exchange or other disposition in each case does not violate the provisions described in Article 5;

(B) the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(C) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture in accordance with the terms of Article 11 of this Indenture; and

(2) the Company shall be required to deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been satisfied.

(b) Notwithstanding anything in this Indenture to the contrary, a Note Guarantee by a Guarantor may, at the option of the Company, be unconditionally released and discharged upon (i) such Guarantor becoming an Immaterial Subsidiary or (ii) such Guarantor being released from its obligations under the Credit Facility or the Second Lien Notes Indenture, except where such release results from the repayment and termination of the Credit Facility or the Second Lien Notes Indenture.

(c) At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture shall be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of Notes when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, and such Notes for which payment has been deposited in trust or segregated and held in trust by the Trustee and is thereafter repaid to the Company or discharged from the trust, have been delivered to the Trustee for cancellation; or

(2)

(A) all Notes not previously delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one (1) year or may be called for redemption within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in Canadian dollars or Canadian dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 11.01(a), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money and Government Securities have been deposited with the Trustee, but such money and Government Securities need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any Canadian dollars or Government Securities in accordance with Section 11.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.02(a); provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

Section 11.03 Repayment to Company.

Subject to any applicable laws relating to abandoned property, any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for three (3) years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The Globe and Mail (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 11.04 Release of Guarantors.

In the event the Company shall be irrevocably released from all of its obligations under this Indenture, each of the Guarantors shall also be released in respect of all of their respective obligations under the terms of this Indenture, the Notes or any Note Guarantee.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

(a) Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission with transmission confirmed. In each case, the notice or communication shall be addressed as follows:

if to the Company or any Guarantor:

Sherritt International Corporation

Bay Adelaide Centre, East Tower

22 Adelaide Street West, Suite 4220

Toronto, Ontario M5H 4E3

Fax: (416) 935-2283

Email: Andrew.Snowden@sherritt.com / Ward.Sellers@sherritt.com

Attention: Chief Financial Officer and General Counsel

with a copy to:

Goodmans LLP

Bay Adelaide Centre, West Tower

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Fax: (416) 979.1234

Email: cdescours@goodmans.ca; ddedic@goodmans.ca

Attention: Caroline Descours and Dan Dedic

If to the Trustee:

AST Trust Company (Canada)

1 Toronto Street, Suite 1200

Toronto, Ontario M5C 2V6

Fax: 1-877-715-0494

Email: Corporatetrust@astfinancial.com

Attention: Vice President, Corporate Trust

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; receipt acknowledged, if sent by facsimile or electronic transmission (in PDF format); or five (5) Business Days after mailing, if mailed by first-class mail to the address above in Section 12.01(a).

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee deems acceptable and shall be deemed to be sufficiently given if so sent within the time prescribed. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any written notice or communication that is delivered in person or mailed by first-class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to the Applicable Procedures, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission (in PDF format); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee within five (5) Business Days, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If the Company sends a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02 Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04 Statements Required in Officer’s Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition and the related definitions;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Trustee, Registrar or Paying Agent may make reasonable rules and set reasonable requirements for their respective functions.

Section 12.06 No Personal Liability of Directors, Officers, Employees, Members, Partners and Shareholders.

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Section 12.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors and assigns. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.10 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or.pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or.pdf shall be deemed to be their original signatures for all purposes.

Section 12.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.14 Conversion of Currency.

The Company covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes and this Indenture:

(a) (1) If, for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “judgment currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(b) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(c) In the event of the winding-up of the Company at any time while any amount or damages owing under the Notes and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the amount in Canadian dollars, due or contingently due under the Notes and this Indenture (other than under this Section 12.14(c)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Section 12.14(c) the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(d) The obligations contained in Section 12.14(b) and Section 12.14(c) shall constitute obligations of the Company separate and independent from its other respective obligations under the Notes and this Indenture, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or any of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under Section 12.14(c) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or the liquidator or otherwise or any of them. In the case of Section 12.14(c) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(e) The term “rate(s) of exchange” shall mean the Bank of Canada noon rate of exchange for purchases of the Base Currency with the judgment currency other than the Base Currency referred to in Sections 12.14(a)(1) and 12.14(b) above and includes any premiums and costs of exchange payable.

(f) The Trustee shall have no duty or liability with respect to monitoring or enforcing this Section 12.14.

Section 12.15 Currency Equivalent.

Except as provided in Section 12.14, for purposes of the construction of the terms of this Indenture or of the Notes, in the event that any amount is stated herein in the currency of one nation (the “First Currency”), as of any date such amount shall also be deemed to represent the amount in the currency of any other relevant nation which is required to purchase such amount in the First Currency at the Bank of Canada noon rate of exchange on the date of determination.

Section 12.16 Privacy Matters.

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. None of the parties shall take or direct any action that would contravene, or cause any other party to contravene, applicable Privacy Laws. The Company shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and to comply with applicable laws, and not to use it for any other purpose except with the consent of or direction from the Company or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Section 12.17 Force Majeure.

The Trustee shall not be liable, or held in breach of this Indenture, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of an act of god, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 12.17.

Section 12.18 Trust Indenture Legislation.

(a) In this Article 12, the expression “indenture legislation” means (1) the provisions, if any, of any statute of Canada or any province thereof, and of any regulations under any such statute, relating to trust indentures and to the rights, duties and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures, to the extent that such provisions are in the Opinion of Counsel at the time in force and applicable to this Indenture or the Company; and (2) the U.S. Trust Indenture Act and regulations thereunder, in each case relating to trust indentures and to the rights, duties, and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to this Indenture.

(b) The Company and the Trustee agree that each will at all times in relation to this Indenture and in relation to any action to be taken hereunder observe and comply with and be entitled to the benefits of the indenture legislation.

(c) If and to the extent that any provision of this Indenture limits, qualifies or conflicts with any mandatory requirement of indenture legislation, such mandatory requirement shall prevail.

Section 12.19 Securities and Exchange Commission Reporting

The Company confirms that as at the date of execution of this Indenture it does not have a class of securities registered pursuant to Section 12 of the United States Securities Exchange Act of 1934 (the “1934 Act”) nor a reporting obligation pursuant to Section 15(d) of the 1934 Act. The Company covenants that in the event that (i) any class of its securities shall become registered pursuant to Section 12 of the 1934 Act or the Company shall incur a reporting obligation pursuant to Section 15(d) of the 1934 Act, or (ii) any such registration or reporting obligation shall be terminated by the Company in accordance with the 1934 Act, the Company shall promptly deliver to the Trustee an Officer’s Certificate (in a form provided by the Trustee) notifying the Trustee of such registration or termination and such other information as the Trustee may require at the time. The Company acknowledges that the Trustee is relying upon the foregoing representation and covenants in order to meet certain obligations imposed by the Securities and Exchange Commission with respect to those clients who are filing with the Securities and Exchange Commission.

ARTICLE 13

MEETINGS OF HOLDERS

Section 13.01 Purposes for which Meetings may be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action authorized by this Indenture to be made, given or taken by such Holders.

Section 13.02 Call, Notice and Place of Meetings.

(a) The Trustee may and shall, at the request of the Company or the Holders of Notes pursuant to Section 13.02(b) at any time call a meeting of Holders for any purpose specified in Section 13.01, to be held at such time and at such place in the City of Toronto as the Trustee or, in case of its failure to act, the Company or such Holders calling the meeting, shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action(s) proposed to be taken at such meeting, shall be given to each Holder of the then outstanding Notes in the manner provided in this Indenture not less than twenty-one (21) nor more than fifty (50) days prior to the date fixed for the meeting.

(b) In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 25% in principal amount of the then outstanding Notes shall have requested the Trustee to call a meeting of Holders for any purpose specified in Section 13.01, by written request setting forth in reasonable detail the action(s) proposed to be taken at the meeting, and the Trustee shall not have either given the notice of such meeting or made the publication of the notice of such meeting within twenty-one (21) days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of Toronto for such meeting and may call such meeting for such purposes by giving notice thereof as provided in Section 13.02(a).

Section 13.03 Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a Person shall be (a) a Holder of one or more outstanding Notes, or (b) a Person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 13.04 Quorum, Action.

(a) The Persons (whether present in person or represented by proxy) entitled to vote at least 25% in principal amount of the then outstanding Notes shall constitute a quorum for a meeting of the Holders. In the absence of a quorum within thirty (30) minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than fifteen (15) days as determined by the chairman of the meeting prior to the adjournment of such meeting. Notice of the reconvening of such adjourned meeting shall be given as provided in Section 13.02(a), except that such notice may be given not less than ten (10) days prior to the date on which the meeting is scheduled to be reconvened. The quorum at such adjourned meeting shall be the Persons then present and entitled to vote thereat and such quorum shall be expressly stated in such notice of the reconvening of such adjourned meeting.

(b) At a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid, any resolution and all matters (except as provided in Section 9.02 and except as otherwise stated in this Indenture) shall be effectively passed and decided if passed or decided by the Persons (whether present in person or represented by proxy) entitled to vote at such meeting and representing a majority in principal amount of outstanding Notes represented and voting at such meeting.

(c) Any resolution passed or decision taken at any meeting of Holders duly held in accordance with this Article 13 shall (except as limited by Section 9.02) be binding on all the Holders, whether or not present or represented at the meeting (except in respect of any request, demand, authorization, direction, notice, consent, waiver or other action required, under the terms of this Indenture, to be made, given or taken by Holders of a greater principal amount of outstanding Notes).

Section 13.05 Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a) Notwithstanding any other provisions of this Indenture, the Trustee and the chairman of the meeting, or either of them, may make such reasonable regulations as it or he may deem advisable for any meeting or adjourned meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of scrutineers, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it or he shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of any Notes shall be proved in the manner specified in Section 1.04 and the appointment of any proxy shall be proved in the manner specified in said Section 1.04 or by having the signature of the Person executing the proxy witnessed or guaranteed by any trust company, bank, banker or other Person, wherever situated, acceptable to the Trustee.

(b) The Trustee shall, by an instrument in writing, nominate a chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 13.02(b), in which case the Company, or the Holders calling the meeting, as the case may be, shall in like manner nominate a chairman.

(c) At any meeting each Holder of a Note, whether present in person or represented by proxy, shall be entitled to one vote for each $1,000 principal amount of Notes held by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Note or as the proxy of a Holder of a Note.

(d) Any meeting of Holders of Notes duly called pursuant to Section 13.02 at which a quorum is present may be adjourned from time to time by a resolution passed at such meeting and the meeting may be held as so adjourned without further notice.

Section 13.06 Counting Votes and Recording Action of Meetings.

The vote upon any resolution to be passed by Majority Holders or Supermajority Holders, or any resolution involving matters of a purely procedural nature shall be by way of show of hands. The chairman of the meeting shall appoint a secretary and may appoint a scrutineer or scrutineers to act at the meeting. A record of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the scrutineers and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 13.02 and, if applicable, Section 13.04.

Section 13.07 Instruments in Writing.

Any consent, waiver, notice or resolution of the Holders which may be given by resolution at a meeting of the Holders pursuant to this Indenture may also be given by the applicable percentage of Holders by a signed instrument in one or more counterparts. Notice of any resolution passed in accordance with this Section 13.07 will be given by the Trustee to the affected Holders within 30 days of the date on which such resolution was passed.

[Signatures on following page]

SHERRITT INTERNATIONAL CORPORATION, as Company

By:
Name:
Title:

[Signature Page to Trust Indenture]

SHERRITT INTERNATIONAL OIL AND GAS LIMITED, as Guarantor

By:
Name:
Title:

SHERRITT INTERNATIONAL (BAHAMAS) INC., as Guarantor

By:
Name:
Title:

SHERRITT POWER (BAHAMAS) INC., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SICOG OIL AND GAS LIMITED, as Guarantor

By:
Name:
Title:

SHERRITT UTILITIES INC., as Guarantor

By:
Name:
Title:

CANADA NORTHWEST OILS (EUROPE) B.V., as Guarantor

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Trust Indenture]

672538 ALBERTA LTD., as Guarantor

By:
Name:
Title:

672539 ALBERTA LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SI SUPPLY & SERVICES LIMITED (FORMERLY 672540 ALBERTA LTD.), as Guarantor

By:
Name:
Title:

SI FINANCE LTD., as Guarantor

By:
Name:
Title:

DYNATEC TECHNOLOGIES LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

1683740 ALBERTA LTD., as Guarantor

By:
Name:
Title:

OG FINANCE INC., as Guarantor

By:
Name:
Title:

POWER FINANCE INC., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SBCT LOGISTICS LTD., as Guarantor

By:
Name:
Title:

SIC MARKETING SERVICES (UK) LIMITED, as Guarantor

By:
Name:
Title:

THE COBALT REFINERY HOLDING COMPANY LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

AST TRUST COMPANY (CANADA), as Trustee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Trust Indenture]

EXHIBIT A

10.75% UNSECURED PIK OPTION NOTES DUE 2029

No. ____	CUSIP ISIN $

SHERRITT INTERNATIONAL CORPORATION

promises to pay to CDS & CO., as nominee for CDS Clearing and Depository Services Inc., or its registered assigns, the principal sum of                                                                              Canadian dollars (Cdn $) (as such sum may be increased or decreased as reflected herein) on ∎, 2029.

Interest Payment Dates: January 31 and July 31.

Record Dates: 15 days prior to the Interest Payment Date.

Reference is made to further provisions of this Note set forth herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to herein or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

SHERRITT INTERNATIONAL CORPORATION

By:
Name:
Title:
Date:

This is one of the Global Notes referred to in the within-mentioned Indenture:

AST TRUST COMPANY (CANADA), as Trustee

By:
Authorized Signatory

Date:

10.75% UNSECURED PIK OPTION NOTES DUE 2029

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO SHERRITT INTERNATIONAL CORPORATION (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS GLOBAL NOTE.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE 4 MONTHS AND A DAY AFTER THE ISSUANCE OF THIS SECURITY.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Sherritt International Corporation, a company continued under the laws of Canada (the “Company”), promises to pay interest on the principal amount of this Note at a fixed rate of 10.75% per annum semi-annually in arrears in equal installments on January 31 and July 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”) and no interest shall accrue on such payment for the intervening period. At the Company’s sole option, the Company’s obligation to pay interest on the Notes may be satisfied in cash, or the payment of the interest may be deferred until the Stated Maturity and the amount of such interest (the “PIK Interest”) added to the principal amount of the outstanding Notes (with compound interest accruing thereon in accordance with the terms of the Notes). Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the then applicable interest rate on this Note to the extent lawful. Interest will be calculated on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period. For the purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated under this Note for any period in any calendar year (the “Calculation Period”) is equivalent to the rate payable under this Note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Note. The rate of interest stipulated in this Note is intended to be nominal rate and not effective rate or yield.

2. Method of Payment. The Company shall pay interest on this Note (whether in cash or satisfied by way of PIK Interest, at the Company’s option, and except defaulted interest) to the Persons in whose name this Note (or one or more predecessors of this Note) is registered at the close of business on the fifteenth day prior to the Interest Payment Date (whether or not a Business Day), even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by cheque mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on all Global Notes and all other Notes with a principal amount greater than $5 million the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in Canadian dollars. Unless the Company otherwise elects as provided herein, all interest obligations with respect to the Notes shall be satisfied by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes. If the Company wishes to pay all or any interest in cash on any Interest Payment Date, then the Company shall deliver a notice to the Trustee not less than three (3) Business Days prior to such Interest Payment Date (the “Cash Interest Election”), which notice shall state the total amount of interest to be paid in cash and on such Interest Payment Date and any portion of the interest payable on such Interest Payment Date to be satisfied by way of PIK Interest (if any) being deferred and added to the principal amount of the outstanding Notes. If the Company elects to pay interest on the Notes in cash, or with a combination of cash and PIK Interest, all such cash interest payments and PIK Interest shall each be paid on or added to the principal amount of the Notes, as applicable, on a pro rata basis. For greater certainty, if the Company does not make a Cash Interest Election in respect of any Interest Payment Date as described in this paragraph 2, the interest payable on such Interest Payment Date shall be satisfied by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes.

3. Paying Agent and Registrar. Initially, AST Trust Company (Canada), the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under a Trust Indenture dated as of ●, 2020 (as amended, supplemented or amended and restated from time to time, the “Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. The Notes are guaranteed by all Guarantors, as provided in the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. Unless the context otherwise requires, for all purposes under this Note and the Indenture (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of this Note shall include any increase in the principal amount thereof as a result of any PIK Interest being deferred and added thereto.

5. Optional Redemption. At any time prior to ●, 2023 , the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the Applicable Procedures at a redemption price equal to the Canada Yield Price of the Notes so redeemed, plus accrued and unpaid interest on such Notes, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, which interest may be paid in cash or satisfied by way of PIK Interest). At any time from and after ●, 2023, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the Applicable Procedures at a redemption price equal to 100% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest on such Notes, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, which interest may be paid in cash or satisfied by way of PIK Interest being deferred and added to the principal amount of the outstanding Notes).

6. Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to, or offers to purchase, the Notes. The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of this Indenture.

7. Repurchase at Option of Holder. Upon the occurrence of a Change of Control, the Company shall, within 30 days of a Change of Control, make an offer to purchase all of the outstanding Notes (the “Change of Control Offer”) pursuant to the procedures set forth in Section 4.11 of the Indenture. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest thereon, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an applicable Interest Payment Date falling on or prior to the date of purchase). The Company’s obligation to make a Change of Control Offer to the Holders upon a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Majority Holders. The Company shall not be required to make a Change of Control Offer upon a Change of Control if: (a) a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.11 of the Indenture applicable to a Change of Control Offer and purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase, or (b) notice of redemption has been given pursuant to Section 3.01 of the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Holders of Notes that are the subject of an offer to purchase will receive a Change of Control Offer prior to the related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holders to Elect Purchase” on the reverse of this Note.

8. Notice of Redemption. Notices of redemption shall be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. [For Global Notes only: This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.] The transfer of Notes may be registered and Notes may be exchanged in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and such other documents as may be reasonably requested by it documenting the identity and/or signatures of the transferor and the transferee, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the day of mailing of a notice of redemption of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantee in relation thereto are set forth in Article 9 of the Indenture.

12. Defaults and Remedies. The Events of Default relating to the Notes are set out in Section 6.01 of the Indenture.

13. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption or notices of Change of Control Offers as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or notice of a Change of Control Offer and reliance may be placed only on the other identification numbers printed thereon and any such redemption or Change of Control Offer shall not be affected by any defect in or omission of such numbers.

16. Governing Law. The laws of the Province of Ontario and the federal laws of Canada applicable therein shall govern and be used to construe this Note.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 of the Indenture, check the box below:

☐	Section 4.11 (Change of Control Offer)

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to or in substitution for, STAMP.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social insurance, social security or other tax I.D. no.)

(Print or type assignee’s name, address and postal or zip code)

and irrevocably appoint                  as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note custodian

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